EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements combine the historical condensed consolidated financial information of BioMarin Pharmaceutical Inc. (BioMarin) and Prosensa Holding N.V. (Prosensa). The unaudited pro forma condensed combined balance sheet at December 31, 2014 gives effect to BioMarin’s acquisition of Prosensa as if the acquisition had been consummated on that date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is presented as if the acquisition had been completed on January 1, 2014. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting.

BioMarin’s historical financial information used in preparing the condensed combined financial statements disclosed in Item 9.01 was derived from its audited consolidated financial statements for the year ended December 31, 2014 (as filed on BioMarin’s Annual Report on Form 10-K with the Securities and Exchange Commission (the SEC) on March 2, 2015). BioMarin’s historical consolidated financial statements used in preparing the unaudited pro forma condensed combined financial information are summarized and should be read in conjunction with its historical consolidated financial statements and risk factors, all of which are included in the filings with the SEC noted above.

Prosensa’s historical financial information used in preparing the unaudited pro forma condensed combined financial statements disclosed in Item 9.01 was derived from its unaudited consolidated financial statements for the year ended December 31, 2014. Prosensa’s historical financial statements used in preparing the unaudited pro forma condensed combined financial statements are summarized and should be read in conjunction with its historical condensed consolidated financial statements for the nine months ended September 30, 2014 and notes thereto (as filed on Form 6-K with the SEC on November 17, 2014) contained herein in Exhibit 99.2.

The unaudited pro forma adjustments, which are based upon available information and upon certain assumptions that BioMarin believes are reasonable, are described in the accompanying notes. BioMarin is providing the unaudited pro forma condensed combined financial information for illustrative purposes only. BioMarin and Prosensa may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined companies will experience. The unaudited pro forma condensed combined financial statements reflect adjustments to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. The unaudited pro forma condensed combined statements of operations do not give effect to any cost savings or operating synergies expected to result from the acquisitions or the costs to achieve such cost savings or operating synergies.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

December 31, 2014

(In thousands of U.S. dollars, except per share amounts)

	Historical
	BioMarin Pharmaceutical Inc.	Prosena Holdings N.V.	Presentation Reclassification Adjustments (1)		Pro Forma Adjustments (2)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$875,486	$110,249	$—		$(686,786)	2(a)	$298,949
Short-term investments	69,706	—	—		—		69,706
Accounts receivable, net	144,472	3,311	—		(209)	2(b)	147,574
Inventory	199,452	—	—		—		199,452
Current deferred tax assets	31,203	—	—		—		31,203
Prepaid expenses	—	1,679	(1,679)	1(a)	—		—
Other current assets	105,310	—	1,679	1(a)	(49,271)	2(c)	57,718

Total current assets	1,425,629	115,239	—		(736,266)		804,602

Noncurrent assets:
Investment in BioMarin/Genzyme LLC	1,039	—	—		—		1,039
Long term investments	97,856	—	—		—		97,856
Property, plant and equipment, net	523,516	2,322	765	1(b)	(389)	2(b)	526,214
Intangible assets, net	156,578	1,286	(765)	1(b)	746,568	2(b)	903,667
Goodwill	54,258	—	—		168,158	2(d)	222,416
Long-term deferred tax assets	166,296	—	—		—		166,296
Other assets	65,281	108	—		(3)		65,386

Total assets	$2,490,453	$118,955	$—		$178,068		$2,787,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$235,739	$28,670	$—		$42,019	2(b) 2(f)	$306,428
Short-term debt	—	51,844	—		(51,844)	2(b), 2(c)	—
Deferred revenue	—	625	—		(516)	2(b)	109

Total current liabilities	235,739	81,139	—		(10,341)		306,537
Noncurrent liabilities:
Long-term convertible debt	657,976	8,170	—		(269)	2(b)	665,877
Long-term contingent acquisition consideration payable	38,767	—	—		31,676	2(f)	70,443
Long-term deferred tax liabilities	—	—	—		186,648	2(e)	186,648
Other long-term liabilities	30,077	98	—		(98)	2(b)	30,077

Total liabilities	962,559	89,407	—		207,616		1,259,582

Stockholders’ equity (deficit):
Common stock	149	439	—		(439)	2(g)	149
Additional paid-in capital	2,359,744	145,311	7,265	1(c)	(152,576)	2(g)	2,359,744
Other reserves	—	7,265	(7,265)	1(c)	—		—
Company common stock held by Nonqualified Deferred Compensation Plan	(9,695)	—	—		—		(9,695)
Accumulated other comprehensive income	27,466	—	—		—		27,466
Accumulated deficit	(849,770)	(123,467)	—		123,467	2(g)	(849,770)

Total stockholders’ equity	1,527,894	29,548	—		(29,548)		1,527,894

Total liabilities and stockholders’ equity	$2,490,453	$118,955	$—		$178,068		$2,787,476

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

(1)	See Note 1 for additional information on the components included under the heading “Presentation Reclassification Adjustments”.
(2)	See Note 2 for additional information on the components included under the heading “Pro Forma Adjustments”.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

Year Ended December 31, 2014

(In thousands, except for per share data)

	Historical
	BioMarin Pharmaceutical Inc.	Prosena Holdings N.V.	Presentation Reclassification Adjustments (1)		Pro Forma Adjustments (2)		Pro Forma Combined
REVENUES;
Net product revenues	$738,416	$—	$—		$—		$738,416
Collaborative agreement revenues	1,592	80	20,357	1(d)	—		22,029
Royalty and license revenues	11,032	20,514	(19,530)	1(d)	—		12,016

Total revenues	751,040	20,594	827		—		772,461

OPERATING EXPENSES:
Cost of sales	129,764	—	—		—		129,764
Research and development	461,543	42,515	827	1(d)	—		504,885
Selling, general and administrative	302,156	34,417	—		—	2(h)	336,573
Intangible asset amortization and contingent consideration	17,968	—	—		714	2(i)	18,682
Gain on sale of intangible asset	(67,500)	—	—		—		(67,500)

Total operating expenses	843,931	76,932	827		714		922,404

LOSS FROM OPERATIONS	(92,891)	(56,338)	—		(714)		(149,943)
Equity in the loss of BioMarin/Genzyme LLC	(877)	—	—		—		(877)
Interest income	5,937	1,095	—		(5,764)	2(j)	1,268
Interest expense	(36,642)	(1,984)	—		—		(38,626)
Debt conversion expense	(674)	—	—		—		(674)
Other income (expense)	279	(31)	—		—		248

LOSS BEFORE INCOME TAXES	(124,868)	(57,258)	—		(6,478)		(188,604)
Provision for income taxes	9,101	—	—		—	2(k)	9,101

NET LOSS	$(133,969)	$(57,258)	$—		$(6,478)		$(197,705)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.92)	$—	$—		$—		$(1.35)

Weighted average common shares outstanding, basic and diluted	146,349	—	—		—		146,349

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

(1)	See Note 1 for additional information on the components included under the heading “Presentation Reclassification Adjustments”.
(2)	See Note 2 for additional information on the components included under the heading “Pro Forma Adjustments”.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands, except for per share data or as disclosed)

1. Description of the transactions and basis of presentation

Description of the Transaction

On December 12, 2014, BioMarin Pharmaceutical Inc. (BioMarin) commenced a tender offer through two of its subsidiaries (the Offer) to acquire all of the ordinary shares (the Prosensa Shares) of Prosensa Holding N.V. (Prosensa), a public limited liability company (NASDAQ: RNA) organized under the laws of the Netherlands, in an all cash transaction for $17.75 per Prosensa Share for an upfront purchase price of approximately $680.1 million. In addition, for each Prosensa Share purchased, BioMarin issued one non-transferable contingent value right (the CVR), which represents the contractual right to receive a cash payment of up to $4.14 per Prosensa Share, or approximately $160.0 million, upon the achievement of certain product approval milestones.

On January 15, 2015, BioMarin closed the initial offering period relating to the Offer and purchased approximately 93.4% of the Prosensa Shares. BioMarin immediately launched a subsequent offering period that expired on January 29, 2015. As of the expiration of the subsequent offering period, BioMarin had paid approximately $620.7 million for 34,970,514 Prosensa Shares, representing approximately 96.8% of all outstanding Prosensa Shares. Additionally, BioMarin paid approximately $38.6 million for the options that vested pursuant to the definitive purchase agreement. On February 12, 2015, BioMarin completed an asset transfer from Prosensa and paid an additional $20.8 million to the remaining Prosensa shareholders that did not tender their shares under the Offer through an advance liquidation distribution by Prosensa. BioMarin funded the acquisition with its available cash balances. BioMarin will maintain operations at Prosensa’s headquarters, based in Leiden, the Netherlands and integrate Prosensa personnel from that office.

Effective February 12, 2015, Prosensa has been dissolved and is in liquidation under the laws of the Netherlands.

Prior to the consummation of the transactions described above, Prosensa was an innovative biotechnology company engaged in the discovery and development of ribonucleic acid (RNA)-modulating therapeutics for the treatment of genetic disorders. Prosensa’s primary focus was on rare neuromuscular and neurodegenerative disorders with a large unmet medical need, including subsets of patients with Duchenne muscular dystrophy (DMD), myotonic dystrophy and Huntington’s disease. Prosensa’s clinical portfolio of RNA-based product candidates was focused on the treatment of DMD. Each of Prosensa’s DMD compounds has been granted orphan drug status in the United States and the European Union. Prosensa’s lead product, drisapersen, is currently under a rolling review as part of a rolling new drug application (NDA) with the U.S. Food and Drug Administration. As previously announced by Prosensa, BioMarin expects to complete the filing of this application in April 2015. BioMarin expects to file a marketing authorization application (MAA) for drisapersen with the European Medicines Agency in the summer of 2015.

Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on BioMarin’s historical financial information and the historical financial information of Prosensa giving effect to the acquisitions and related adjustments described in these notes. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is presented as if the acquisition had been completed on January 1, 2014. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. The unaudited pro forma condensed combined financial statements reflects adjustments to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results.

Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP) have been condensed or omitted as permitted by the SEC rules and regulations.

The historical Prosensa balance sheet has been converted from Euros to U.S. dollars using the exchange rate of $1.2155 to €1 on December 31, 2014. The historical Prosensa statement of operations has been converted from Euros to U.S. dollars using a historical average exchange rate of $1.3290 to €1 from January 1, 2014 to December 31, 2014.

In addition, certain of the amounts in the Prosensa historical information, which was prepared under International Financial Reporting Standards (IFRS), have been reclassified to conform to BioMarin’s financial statement presentation. The material reclassification items are as follows:

(a)	$1.7 million of prepaid expenses into Other Current Assets to conform to BioMarin’s presentation;

(b)	$0.8 million of intangible assets into Property, Plant and Equipment, net (PP&E) as these amounts represent software licenses fees which BioMarin includes as a component of PP&E;

(c)	$7.3 million of other reserves into Additional Paid-in Capital (APIC) to conform to BioMarin’s presentation; and

(d)	The reclassification adjustments to the Statement of Operations for the year ended December 31, 2014 relates to the revenues earned from Prosensa’s Research and Development Collaboration and License agreement with GlaxoSmithKline, to conform to BioMarin’s presentation.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisitions actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results.

2. Purchase accounting

The acquisition of Prosensa is accounted for as a business acquisition using the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 805, Business Combinations, whereby the assets acquired and liabilities assumed were recognized based on their estimated fair values on the acquisition date. Fair value measurements have been applied based on assumptions that market participants would use in the pricing of the asset or liability.

The fair values of assets acquired and liabilities assumed included in the accompanying unaudited pro forma condensed combined financial statements are based on a preliminary evaluation of their fair value and may change when the final valuation of certain intangible assets and acquired working capital is determined. Upon completion of purchase accounting, BioMarin may make additional adjustments, and the valuations for the assets acquired and liabilities assumed could change from those used in the unaudited pro forma condensed combined financial statements.

The preliminary purchase price is calculated as follows:

Cash payments	$680,062
Estimated fair value of contingent value rights (CVRs)	71,402

Total consideration	$751,464

The table below presents a summary of the net assets acquired based upon a preliminary estimate of their respective fair values:

Cash and cash equivalents	$103,630
Trade accounts receivable	3,102
Other current assets	1,650
Property, plant and equipment	2,698
Intangible assets	499
Acquired IPR&D	746,590

Total identifiable assets acquired	858,169

Accounts payable and accrued expenses	(30,963)
Debt assumed	(57,143)
Deferred revenue	(109)
Deferred tax liability	(186,648)

Total liabilities assumed	(274,863)

Net identifiable assets acquired	583,306
Goodwill	168,158

Net assets acquired	$751,464

The amount allocated to acquired in-process research and development (IPR&D) is considered to be indefinite-lived until the completion or abandonment of the associated research and development efforts. During the period the assets are considered indefinite-lived, they will not be amortized but will be tested for impairment on an annual basis and between annual tests if BioMarin becomes aware of any events occurring or changes in circumstances that would indicate the reduction in the fair value of the IPR&D assets below their respective carrying amounts. When development is complete, which generally occurs if and when regulatory approval to market a product is obtained, the associated assets would be deemed finite-lived and would then be amortized based on their respective estimated useful lives at that point.

Prosensa pro forma adjustments and assumptions to unaudited pro form condensed combined financial statements

(a)	Reflects the cash payments of $680.1 million to the former Prosensa shareholders and cash usage. Refer to (c) below for additional discussion regarding repayment of acquired debt.

(b)	To record the net assets acquired, which are primarily comprised of IPR&D assets. The IPR&D assets are comprised of intellectual property related to Prosensa’s product candidates drisapersen, PRO 044 (exon 044) and PRO 055 (exon 055) and are considered to be indefinite-lived until the completion or abandonment of the associated research and development efforts.

(c)	Prior to the completion of the acquisition, BioMarin historical balance sheet included a $49.3 million note receivable from Prosensa with a corresponding note payable recorded on Prosensa’s historical balance sheet. The note receivable from Prosensa was issued under the terms of the definitive purchase agreement in November 2014. The pro forma adjustment to Other Current Assets is primarily comprised of the elimination of the $49.3 million note receivable from Prosensa on BioMarin’s historical balance sheet. The pro forma adjustment to Long-term Convertible Debt is comprised of the elimination of the $49.3 million note payable to BioMarin on Prosensa’s historical balance sheet and the repayment of approximately $2.8 million of the acquired debt.

(d)	Reflects the Goodwill resulting from the difference between the preliminary estimate of the fair value of the assets and liabilities acquired and the total estimated purchase price.

(e)	Reflects the deferred tax liability which relates to the tax impact of future amortization or possible impairments associated with the identified intangible assets acquired.

(f)	For each Prosensa Share, BioMarin issued one non-transferable CVR, which represents the contractual right to receive a cash payment of up to $4.14 per Prosensa Share, or approximately an aggregate amount of $160.0 million (undiscounted), upon the achievement of certain product approval milestones. The fair value of the CVRs on the acquisition date was $71.4 million and was estimated by applying a probability-based income approach utilizing an appropriate discount rate. The pro forma adjustment reflects the estimated fair value of the CRVs payable to the former Prosensa shareholders on the acquisition date and is comprised of a short-term and long-term component of which $39.7 million was included in Accounts Payable and Accrued Expenses and $31.7 million was included in Long-term Contingent Acquisition Consideration Payable.

BioMarin determines the fair value of contingent acquisition consideration payable on the acquisition date using a probability-based income approach utilizing an appropriate discount rate. Each reporting period thereafter, BioMarin revalues these obligations and records increases or decreases in their fair value as adjustments to Intangible Asset Amortization and Contingent Consideration in its Consolidated Statements of Operations. Changes in the fair value of the contingent acquisition consideration payable can result from adjustments to the estimated probability and assumed timing of achieving the underlying milestones, as well as from changes to the discount rates and periods.

(g)	Reflects the elimination of Prosensa’s historical stockholders’ equity.

(h)	BioMarin’s historical Statement of Operations includes transaction costs of $2.9 million related to the acquisition of Prosensa.

(i)	Reflects the estimated change in the fair value of the Contingent Acquisition Consideration Payable to former Prosensa shareholders due to the passage of time.

(j)	Reflects reduction of Cash and investments due to the cash payments to the former Prosensa shareholders of $576.4 million, net of cash acquired. An interest rate of 1% was used to estimate the reduction of interest income for the year ended December 31, 2014.

(k)	Reflects estimated income tax impact of the pro forma adjustments, assuming Prosensa’s zero historical tax rate for the year ended December 31, 2014.